Exhibit (2)c

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Asset Purchase Agreement (this “Amendment”), dated and effective as of December 28, 2020, is made and entered into by and among Genesco Brands NY, LLC, a Delaware limited liability company (“Purchaser”), each of Togast LLC, a Delaware limited liability company (“Togast”), Togast Direct, LLC, a New York limited liability company (“Togast Direct”), TGB Design, LLC, a New Jersey limited liability company (“TGB Design”), Quanzhou TGB Footwear Co. Ltd., an entity organized under the laws of China (“TGB China” and, together with Togast, Togast Direct and TGB Design, each a “Seller”) and collectively the “Sellers”), and Anthony LoConte (the “Sellers’ Representative” and, together with the Sellers, the “Seller Parties”).

RECITALS

A.

On December 18, 2019, Purchaser and the Seller Parties entered into that certain Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which Purchaser agreed to purchase the Purchased Assets from, and assume the Assumed Liabilities of, Sellers.

B.	Pursuant to Section 11.05 of the Purchase Agreement, no provision of the Purchase Agreement may be amended unless such amendment is by written agreement of the Parties.
C.

In consideration of Purchaser and Sellers’ Representative entering into that certain side letter agreement of even date herewith, the Parties desire to amend the Purchase Agreement to delete the Earnout as more fully set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions; Construction.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.  References in the Purchase Agreement to “this Agreement” (and indirect references such as “hereunder,” “hereby,” “herein” and “hereof”) shall be deemed to be references to the Purchase Agreement as amended hereby.

2.Amendments.  The Purchase Agreement is hereby amended as follows:

a.	Section 3.01 of the Purchase Agreement shall be amended to amend the proviso in the third line thereof to read “as adjusted pursuant to Section 3.02.”

b.	Section 3.04 of the Purchase Agreement shall be removed in its entirety and replaced with “[INTENTIONALLY DELETED].”

c.	The parenthetical at the end of Section 10.05(c) of the Purchase Agreement shall be deleted.

d.	Section 10.09 of the Purchase Agreement shall be removed in its entirety and replaced with “[INTENTIONALLY DELETED].”

e.	Clause (ii) of Section 11.15(a) of the Purchase Agreement shall be removed and replaced with “[INTENTIONALLY DELETED].”

f.

The second sentence of Section 11.15(c) of the Purchase Agreement shall be amended and restated in its entirety to read: “Each Seller Party hereby renounces his, her or its right to renounce this power of attorney unilaterally before the complete distribution of the Total Consideration and the Escrow Amount.”

g.	The definition of “Earnout Amount” shall be deleted.

h.	Annex 3.04 of the Purchase Agreement shall be removed in its entirety and replaced with “[INTENTIONALLY DELETED].”

3.Mutual Releases.

a.

Sellers’ Representative (“Seller Releasor”), on behalf of himself, Sellers and his and their respective Affiliates, successors and assigns (collectively, the “Seller Release Parties”), hereby fully releases and forever discharges any and all rights and claims that he has had, now has or might now have against Purchaser and its Affiliates and each of their officers, directors, representatives, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, and attorneys of each of them (collectively, the “Purchaser Release Parties”) in connection with the matters that are the subject of Section 2 of this Amendment, including payment of any Earnout Amount; provided, however, that for the avoidance of doubt, Purchaser Release Parties’ obligations under Article X of the Purchase Agreement shall survive according to their terms for all matters that do not directly arise from the matters that are the subject of Section 2 of this Amendment. Seller Releasor acknowledges that there is a possibility that subsequent to the date hereof, Seller Releasor or the Seller Release Parties will discover facts or incur or suffer claims that were unknown or unsuspected at the time this Amendment was executed, and which if known by Seller Releasor or the Seller Release Parties at that time may have materially affected their decision to agree to this Section 3(a). Seller Releasor, on behalf of himself and the Seller Release Parties, acknowledges and agrees that by reason of this Agreement, and the releases contained in the first sentence of this Section 3(a), Seller Releasor, on behalf of himself and the Seller Release Parties, is assuming any risk of such unknown facts and such unknown and unsuspected claims.  Seller Releasor, on behalf of himself and the Seller Release Parties, agrees that Seller Releasor and the Seller Release Parties will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind whatsoever, by way of action, defense, set-off, cross-complaint or counterclaim, against the Purchaser Release Parties based on, arising out of, or in connection with any right or claim, which is released and discharged by reason of the first sentence of this Section 3(a).  If any provision of this Section 3(a) is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions of this Section 3(a) will continue in full force and effect without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause is so significant as to materially affect the expectations of the parties regarding this Section 3(a).  Otherwise, any invalid or unenforceable provision shall be replaced by the parties with a valid provision that most closely approximates the intent and economic effect of the invalid or unenforceable provision.

b.

Purchaser Release Parties hereby fully release and forever discharge any and all rights and claims that they have had, now have or might now have against Seller Releasor and Seller Release Parties in connection with the matters that are the subject of Section 2 of this Amendment; provided, however, that for the avoidance of doubt, Seller Releasor’s and Seller Release Parties’ obligations under Article X of the Purchase Agreement shall survive according to their terms for all matters that do not directly arise from the matters that are the subject of Section 2 of this Amendment. Purchaser Release Parties acknowledge that there is a possibility that subsequent to the date hereof, Purchaser Release Parties will discover facts or incur or suffer claims that were unknown or unsuspected at the time this Amendment was executed, and which if known by Purchaser Release Parties at that time may have materially affected their decision to agree to this Section 3(b). Purchaser Release Parties, acknowledge and agree that by reason of this Agreement, and the releases contained in the first sentence of this Section 3(b), the Purchaser Release Parties, are assuming any risk of such unknown facts and such unknown and unsuspected claims.  Purchase Release Parties agree that the Purchaser Release Parties will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind whatsoever, by way of action, defense, set-off, cross-complaint or counterclaim, against the Seller Release Parties based on, arising out of, or in connection with any right or claim, which is released and discharged by reason of the first sentence of this Section 3(b). If any provision of this Section 3(b) is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions of this Section 3(b) will continue in full force and effect without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause is so significant as to materially affect the expectations of the parties regarding this Section 3(b).  Otherwise, any invalid or unenforceable provision shall be replaced by the parties with a valid provision that most closely approximates the intent and economic effect of the invalid or unenforceable provision.

4.Miscellaneous.  Except as expressly modified by this Amendment, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect.  In the event of any conflict or inconsistency between the terms and conditions of the Purchase Agreement and this Amendment, the terms and conditions of this Amendment shall control and govern.  This Amendment may be executed in multiple counterparts which, when taken together, shall constitute one and the same document.  The exchange of copies of this Amendment and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original agreement for all purposes.  Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the date first above written.

PURCHASER:

GENESCO BRANDS NY, LLC

By:/s/ Mimi E. Vaughn

Name:Mimi E. Vaughn

Title:President

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]

SELLERS:

TOGAST LLC

By:/s/ Anthony LoConte

Name:Anthony LoConte

Title:Manager

TOGAST DIRECT, LLC

By:/s/ Anthony LoConte

Name:Anthony LoConte

Title:Manager

TGB DESIGN, LLC

By:/s/ Anthony LoConte

Name:Anthony LoConte

Title:Manager

QUANZHOU TGB FOOTWEAR CO. LTD.

By:/s/ Anthony LoConte

Name:Anthony LoConte

Title:Manager

SELLERS’ REPRESENTATIVE:

/s/ Anthony LoConte

Anthony LoConte

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]